Exhibit 99.1

N E W S

September 15, 2004

Beth Copeland - Media (317) 269-1395 William J. Brunner - Shareholders & Analysts (317) 269-1614

FOR IMMEDIATE RELEASE

First Indiana Bank Sells Non-Indiana Construction Loan Offices

(INDIANAPOLIS) — First Indiana Bank, a subsidiary of First Indiana Corporation, announced today that it has entered into a definitive asset purchase agreement with TierOne Bank in Lincoln, Nebraska, to sell a portion of First Indiana’s active residential construction loan business.

        The transaction includes approximately $128 million of outstanding residential construction loans against forward commitments of approximately $260 million. The sale of these loans will produce a gain of approximately $1 million.

        “As expressed in previous communications, First Indiana has been strategically evaluating all our businesses and has made the decision to concentrate on central Indiana where we see tremendous opportunity,” said Robert H. Warrington, president of First Indiana Corporation. “TierOne’s expertise and desire to expand in our other markets has allowed us to realign our focus on our core market, while providing an avenue for our clients in other states to continue receiving a high level of service.”

        The transaction will include First Indiana’s construction loan offices in Phoenix, Arizona; Orlando, Florida; and Charlotte and Raleigh, North Carolina. The transaction is expected to close by the end of October 2004.

        First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis, and Somerset, an accounting and consulting firm. Founded in 1915, First Indiana Bank is a national bank with 32 offices in Central Indiana, plus construction and consumer loan offices in Indiana, Arizona, Florida, Illinois, North Carolina, and Ohio. First Indiana also originates consumer loans in 47 states through a national independent agent network. Through Somerset and FirstTrust Indiana, First Indiana offers a full array of tax planning, accounting, consulting, retirement and estate planning, and investment advisory and trust services. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

        Statements made in this press release, including those relating to expectations of the sale of loans, a gain on such sale, and opportunities in any market, are forward looking and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, the ability of TierOne Bank to consummate the purchase of the assets, the completion of conditions precedent to an Asset Purchase Agreement, a significant decrease in the quality of the loans being sold, and the actual balances of such loans will impact whether the sale of the loans actually closes and the amount of any gain realized by First Indiana. In addition to the factors set forth in this release, the economic, competitive, governmental, technological, interest rate, and other factors identified in First Indiana’s 10-K and other periodic filings with the Securities and Exchange Commission, could affect the forward looking statements contained in this press release.